UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 9, 2006

INTERNATIONAL FLAVORS & FRAGRANCES INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-4858	13-1432060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

521 West 57th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 765-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02.       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 9, 2006, International Flavors & Fragrances Inc. (the “Company”) issued a press release announcing the commencement, as previously reported, of Richard A. Goldstein’s retirement as Chairman and Chief Executive Officer of the Company following the Company’s Annual Shareholder Meeting on May 9, 2006, and that pending the appointment of a successor, the Company’s Board of Directors appointed Arthur C. Martinez, who has been the Company’s Lead Director, as Interim Chairman and Chief Executive Officer.

Mr. Martinez is Chairman and Chief Executive Officer Emeritus, Sears, Roebuck and Co., and serves on the boards of PepsiCo, Inc., Liz Claiborne, Inc., and IAC/InterActiveCorp. Mr. Martinez is also Chairman of the Supervisory Board of ABN AMRO Holding, N.V.

In connection with his appointment as Interim Chairman and Chief Executive Officer of the Company, Mr. Martinez stepped down from his role as Lead Director as well as a member of the Audit Committee and Compensation Committee and as a member and Chairman of the Nominating and Corporate Governance Committee. The Board appointed current director Henry W. Howell, Jr. to serve as interim Chairman of the Nominating and Corporate Governance Committee and interim Presiding Director, and current director Alexandra A. Herzan to serve as a member of the Compensation Committee.

There are no related party transactions between the Company and Mr. Martinez reportable under Item 404(a) of Regulation S-K.

At this time, the terms of Mr. Martinez’s employment arrangement with the Company have not been determined. The Company will file an amendment to this Form 8-K when such arrangement has been determined.

A copy of the Company’s press release announcing the appointment of Mr. Martinez as Interim Chairman and Chief Executive Officer is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

In connection with the matters disclosed under Item 5.02, a copy of the press release concerning this is furnished herewith as Exhibit 99.1.

Item 9.01.		Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Document

	99.1	Press Release issued by International Flavors & Fragrances Inc.
on May 9, 2006.

SIGNATURE

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.
Dated: May 9, 2006	By:	/s/ Dennis M. Meany
		Name:	Dennis M. Meany
		Title:	Senior Vice President, General Counsel and Secretary